MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY × 14207

For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Announces New $8 Million
Revolving Line of Credit

BUFFALO, NY, Friday, March 9, 2007 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today announced that it has entered into a new $8 million, committed, 3-year revolving line of credit facility with KeyBank National Association, which replaces its discretionary $6.0 million facility with another bank. Up to $1.5 million of the new facility is available for letters of credit.

The new line is available for working capital needs, stock repurchases and acquisition opportunities subject to certain limitations and covenants. The line is secured by certain assets of MOD-PAC. The interest rate charged for borrowings under the terms of the facility provide for prime rate or LIBOR plus 100 basis points. Mr. Daniel G. Keane, President and CEO of MOD-PAC, commented, “We are pleased to be entering into this credit facility and to begin our banking relationship with KeyBank. With this committed and expanded line of credit we now have more financial flexibility to address growth opportunities as they arise.”

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.

MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized “SuperPrint” facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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